Exhibit 99.1
For further information contact:
Michael R. Garone, Interim CEO and CFO
973.532.8005 or mgarone@emisphere.com
Karen Kelsch, Assistant Manager Communications
973.532.8101 or kkelsch@emisphere.com
EMISPHERE TECHNOLOGIES, INC. ANNOUNCES FINANCIAL RESULTS FOR
FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2010
Conference Call/Webcast to be held Today, Thursday, March 31, 2011 at 10:00 AM EDT
CEDAR KNOLLS, NJ, March 31, 2011 — Emisphere Technologies, Inc. (OTCBB: EMIS) today announced its financial results for the fourth quarter and year ended December 31, 2010. The Company will host a conference call this morning at 10:00 AM EDT to discuss these results.
The live webcast of the conference call can be accessed through the company’s web site at: www.emisphere.com. The live conference call dial-in number is: 1-877-879-6207 (United States and Canada) or 1-719-325-4903 (International). In addition, an archive of the webcast can be accessed through the same link and an audio replay of the call will be available beginning at 1:00 PM EDT through midnight on April 14, 2011 by calling 1-888-203-1112 (United States and Canada) or 1-719-457-0820 (International). The conference replay PIN is 1905099.
Restatement of Previously Issued Financial Statements
On March 28, 2011, Management of Emisphere Technologies, Inc. (the “Company”), after consulting with the Audit Committee of the Board of Directors and with McGladrey and Pullen, LLP (“McGladrey”), its independent registered public accounting firm, concluded that the Company’s previously issued financial statements included in its quarterly interim period reports previously reported on Forms 10-Q for the periods ended March 31, June 30, and September 30, 2009 and 2010, and its annual report on Form 10-K for the period ended December 31, 2009 (the “Financial Statement Periods”) should no longer be relied upon due to errors in the application of accounting guidance regarding the determination of whether a financial instrument is indexed to its own stock. At the time these financial statements were originally issued, the Company had reviewed its accounting for the adoption of Financial Accounting Standards Board Accounting Codification Topic 815-40-15-5, “Evaluating Whether an Instrument Is Considered Indexed to an Entity’s Own Stock” (“FASB 815-40-15-5” or the “Guidance”) and concluded it was in accordance with GAAP. The Company’s adoption of the Guidance was not straightforward because GAAP specifies the application of a level interest method to amortize interest and debt discounts in accordance with FASB 835-30-35-2, “The Interest Method” (“FASB 835-30-35-2”). In adopting the guidance, the Company estimated the fair value of the bifurcated conversion feature embedded in the Company’s 11% senior secured convertible notes in favor of MHR Institutional Partners IIA due September 26, 2012 (collectively, the “MHR Convertible Notes”) as a derivative liability and developed an amortization schedule to recognize non-cash interest expense and debt discounts over time. In accordance with the guidance, the Company deducted the incremental value of the conversion feature from the book value of the instrument at its inception. Because the fair value of the conversion feature was in excess of the book value of the instrument, the Company believed it could not apply a level rate method to determine the amortization schedule because the resulting book value would have been $0 and because it is mathematically impossible to apply a level interest rate to amortize from a $0 balance. Therefore, the Company developed an amortization schedule that it believed was consistent with the adoption of the new accounting guidance and was still representative of the economic substance of the financial instrument. This accounting treatment was reflected in the Company’s financial statements during the Financial Statement Periods.
McGladrey audited the Company’s financial statements for 2009. The Company’s Audit Committee and Management discussed the results of the audit including a review of financial statements for 2009 with McGladrey.

On March 24, 2011, McGladrey notified the Company that the amortization schedule described above was not in accordance with the level rate method required by GAAP and that it should be recalculated accordingly. McGladrey further notified the Company that as a result of this error, the financial statements did not reflect the proper amortization of non-cash interest expense and debt discounts in connection with the bifurcated conversion feature embedded in the MHR Convertible Notes as a derivative liability. McGladrey further notified the Company that it should make disclosures and take appropriate actions to prevent future reliance on the financial statements disclosed in the Financial Statement Periods.
After discussions between Management, the Audit Committee and McGladrey, the Company reevaluated its accounting for the adoption of the Guidance and for its assessment of the debt modification entered into during June 2010 and determined that its original accounting was incorrect. Consequently, the Company determined to restate its financial statements for the Financial Statement Periods. The Company used the level rate method in accordance with FASB 835-30-35-2 to revise its amortization schedule in accordance with GAAP. The Company assigned a beginning balance nominally close to $0 to develop this amortization schedule. The restatements of financial statements previously reported on Forms 10-Q for the periods ended March 31, June 30, and September 30, 2009 and 2010, and on Form 10-K for the period ended December 31, 2009 will reflect adjustments primarily to correct for the revised amortization schedule and resulting overstatement of non-cash interest charges and the recorded value of notes payable, which included the effects of the accretion of debt discount resulting from the valuation of the embedded derivative associated with the MHR Convertible Note. Additionally, after correcting the misapplication of guidance for determining whether a financial instrument is indexed to its own stock, the Company reevaluated its accounting for debt modification in connection with the Master Agreement and Amendment by and between the Company and Novartis Pharma AG dated June 4, 2010 and the letter agreement entered into with MHR in connection therewith and concluded that modifications to the MHR Convertible Notes should have been accounted for as extinguishment of debt in accordance with FASB ASC 470-50, “Modifications and Extinguishments”, which resulted in a $17.0 million non-cash adjustment to recognize the loss on extinguishment of debt.
The Company emphasizes that all reclassifications and related charges to correct the misapplication of the relevant accounting pronouncement and subsequent debt modification adjustment have no impact on the Company’s operating income, its cash position, its cash flows or its future cash requirements.
For more detailed information on these restatements please refer to Note 19 to the Financial Statements contained in the Company’s Annual Report Filed on Form 10-K for the 12 months ended December 31, 2010.

FOURTH QUARTER 2010 FINANCIAL RESULTS
Emisphere reported a net loss of $18.2 million, or $0.35 per basic and diluted share for the quarter ended December 31, 2010, compared to a net loss of $6.4 million (restated), or $0.15 per basic and diluted share for the quarter ended December 31, 2009.
The Company reported a fourth quarter 2010 operating loss of $1.5 million, compared to an operating loss of $3.5 million for the same period in 2009.
Total operating expenses were $1.6 million for the fourth quarter 2010, a decrease of $2.0 million or 56% compared to the same period in 2009. Total operating expenses include research and development costs of $0.5 million (a decrease of $0.08 million or 14% compared to the same period in 2009), general and administrative expenses of $1.0 million (a decrease of $0.7 million or 43% compared to the same period in 2009) and depreciation and amortization expense of $0.1 million (an increase of approximately $0.1 million compared to 2009 due to a one-time adjustment for the sale of certain fixed assets during 2009). Other expense for the fourth quarter of 2010 was $16.6 million compared to other expense of $2.9 million (restated) for the fourth quarter of 2009, an increase of $13.7 million, due primarily to an increase in fair value of derivative instruments of $12.9 million and a $1.0 million increase in interest expense, offset partially by a $0.2 million increase in other income.
YEAR ENDING DECEMBER 31, 2010 FINANCIAL RESULTS
Emisphere reported a net loss of $56.9 million or $1.23 per basic and diluted share, for the year ended December 31, 2010, compared to a net loss of $16.8 million (restated), or $0.49 per basic and diluted share for the year ended December 31, 2009. Revenue was $0.1 million, for the years ended December 31, 2010 and 2009.
Total operating expenses were $11.6 million for the year ended December 31, 2010 compared to $14.6 million for the year ended December 31, 2009, a decrease of $3.0 million or 21%.
Total operating expenses include research and development costs of $2.5 million (a decrease of $1.5 million or 38% compared to 2009), general and administrative expenses of $8.0 million (a decrease of $2.1 million or 21% compared to 2009), depreciation and amortization expense of $0.3 million (a decrease of approximately $0.1 million compared to 2009) and contract termination, lawsuit and restructuring charges of approximately $0.8 million (a decrease of approximately $0.1 million compared to 2009).
Other expense for the year ended December 31, 2010 was $45.4 million, compared to other expense of $2.3 million (restated) for the year ended December 31, 2009. The $43.1 million increase was due primarily to a $21.2 million increase in the fair value of derivative instruments, a $17.0 million loss on extinguishment of debt, a $1.9 million financing fee, a $2.9 million increase in interest expense, a $0.1 million decrease in other income.
Weighted average basic and diluted shares outstanding for the year ended December 31, 2010 were 46,206,803 versus 34,679,321 for the year ended December 31, 2009.

LIQUIDITY
Cash, cash equivalents and restricted cash held as of December 31, 2010 were $5.6 million, a net increase of $1.8 million from such amounts held on December 31, 2009.
During 2010, the Company continued to focus on efforts to apply the Eligen® Technology and realize its value by developing profitable commercial applications. “By expanding our relationship with Novo Nordisk, and by settling the Novartis Note on non-dilutive terms, the Company strengthened its balance sheet and enhanced the potential value of its Eligen® Technology,” said Michael R. Garone, Interim Chief Executive Officer and Chief Financial Officer.
The Company reduced its annual operating costs by approximately 45% and 21% for the years ended December 31, 2009 and 2010, respectively. As a result, its annual cash burn rate to support continuing operations is approximately $8 million per year. Consequently, the Company anticipates that its existing capital resources, without implementing cost reductions, raising additional capital, or obtaining substantial cash inflows, will enable us to continue operations through approximately June 2011 or earlier if unforeseen events arise that negatively affect our liquidity.
PRODUCT DEVELOPMENTS
During December 2010, the Company entered into an exclusive Development and License Agreement with Novo Nordisk to develop and commercialize oral formulations of Novo Nordisk’s insulins using Emisphere’s Eligen® Technology. This was the second license agreement between the two companies. The first agreement, for the development of oral formulations of GLP-1 receptor agonists, was signed in June 2008, with a potential drug currently in a Phase I clinical trial. The Insulin Agreement included $57.5 million in potential product development and sales milestone payments to Emisphere, of which $5 million was paid upon signing, as well as royalties on sales. This extended partnership with Novo Nordisk has the potential to offer significant new solutions to millions of people with diabetes worldwide and it also serves to further validate our Eligen® Technology.
Novartis is using our Eligen® drug delivery technology in combination with salmon calcitonin, parathyroid hormone, and human growth hormone. Their most advanced program utilizing the Company’s Eligen® Technology is testing an oral formulation of calcitonin to treat osteoarthritis and osteoporosis. For osteoarthritis, Novartis completed one Phase III clinical trial and a second Phase III clinical study is continuing. Novartis is also conducting a Phase III clinical study for osteoporosis. On June 4, 2010, Emisphere and Novartis entered into an agreement pursuant to which the Company was released and discharged from its obligations under the Novartis Note in exchange for (i) the reduction of future royalty and milestone payments up to an aggregate amount of $11.0 million due the Company under the Research Collaboration and Option Agreement and the Oral Salmon Calcitonin License Agreement; (ii) the right for Novartis to evaluate the feasibility of using Emisphere’s Eligen® Technology with two new compounds to assess the potential for new product development opportunities; and (iii) other amendments to the Research Collaboration and Option Agreement and Oral Salmon Calcitonin License Agreement. If Novartis chooses to develop oral formulations of these new compounds using the Eligen® Technology, the parties will negotiate additional agreements. In that case, Emisphere could be entitled to receive development milestone and royalty payments in connection with the development and commercialization of these potential new products.
The Company is continuing to develop an oral formulation of Eligen® B12 (1000 mcg) for use by B12 deficient individuals. During the fourth quarter 2010, the Company completed a clinical trial which showed that oral Eligen® B12 (1000 mcg) can efficiently and quickly restore Vitamin B12 levels in deficient individuals as effectively as the injectable formulation, which is the current standard of care. The results from that clinical trial have been submitted for publication. We also conducted market research to help assess the potential commercial opportunity for a potential Eligen® B12 product. Currently, we are evaluating the results of our clinical trials and market research and exploring alternative development pathways and commercialization options with the purpose of optimizing the commercial and health benefits potential of our Eligen® B12 asset.
About Emisphere Technologies, Inc.
Emisphere is a biopharmaceutical company that focuses on a unique and improved delivery of pharmaceutical compounds, medical foods and dietary supplements using its Eligen® Technology. These molecules and compounds could be currently available or in development. Such molecules are usually delivered by injection; in many cases, their benefits are limited due to poor bioavailability, slow on-set of action or variable absorption. The Eligen® Technology can be applied to the oral route of administration as well other delivery pathways, such as buccal, rectal, inhalation, intra-vaginal or transdermal. The company’s website is: www.emisphere.com.
Safe Harbor Statement Regarding Forward-looking Statements
The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 000-17758) filed on March 25, 2010, Emisphere’s Quarterly Report on Form 10-Q filed on May 17, 2010, Emisphere’s Quarterly Report on Form 10-Q filed on August 16, 2010, and Emisphere’s Quarterly Report on Form 10-Q filed on November 12, 2010.
# # #

Presentation of Financial Information
To supplement its condensed financial statements presented in accordance with US GAAP, the company is providing a comparison of operating results describing net income and operating expenses which removed certain non-cash and one-time or nonrecurring charges and receipts. The Company believes that this presentation of net income and operating expense provides useful information to both management and investors concerning the approximate impact of the items above. The Company also believes that considering the effect of these items allows management and investors to better compare the Company’s financial performance from period to period and to better compare the Company’s financial performance with that of its competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with US GAAP.

EMISPHERE TECHNOLOGIES, INC.
CONDENSED STATEMENTS OF OPERATIONS
For the three months and twelve months ended December 31, 2010 and 2009
(in thousands, except share and per share data)

	For the three months ended		For the twelve months ended
	December 31,		December 31,
	2010	2009	2010	2009
		(as restated)		(as restated)
Revenue	$23	$92	$100	$92
Cost of goods sold	—	15	22	15

Gross profit	23	77	78	77

Costs and expenses:
Research and development	511	594	2,495	4,046
General and administrative expenses	984	1,721	7,963	10,068
(Gain)/Loss on disposal of fixed assets	—	34	(1)	(789)
Depreciation and amortization	71	(59)	294	367
Expenses from settlement of lawsuit	—	1,293	278	1,293

Total costs and expenses	1,566	3,583	11,029	14,985

Restructuring Charge (Income)	—	(3)	50	(356)
Contract termination expense	—	—	542	—

Operating loss	(1,543)	(3,503)	(11,543)	(14,552)

Other income and (expense):
Change in fair value of derivative instruments	(15,648)	(2,759)	(23,651)	(2,473)
Investment and other income	246	40	252	363
Sale of patents	—	—	500	500
Interest expense, net	(1,213)	(207)	(3,595)	(659)
Loss on extinguishment of debt	—	—	(17,014)	—
Financing fees	—	—	(1,858)	—

Total other income (expense)	(16,615)	(2,926)	(45,366)	(2,269)

Net loss	$(18,158)	$(6,429)	$(56,909)	$(16,821)

Net loss per share, basic and diluted	$(0.35)	$(0.15)	$(1.23)	$(0.49)

Weighted average shares outstanding, basic and diluted	51,889,102	42,070,401	46,206,803	34,679,321

EMISPHERE TECHNOLOGIES, INC.
BALANCE SHEETS

	December 31,
	2010	2009 Restated
	(In thousands,
	except share data)
ASSETS
Current assets:
Cash and cash equivalents	$5,326	$3,566
Accounts receivable, net of allowance of $0 in 2010 and 2009	14	158
Inventories	260	20
Prepaid expenses and other current assets	496	369

Total current assets	6,096	4,113
Equipment and leasehold improvements, net	82	138
Restricted cash	260	259
Purchased technology, net	838	1,077
Deferred financing cost	—	—

Total assets	$7,276	$5,587

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Notes payable, including accrued interest and net of related discount	$—	$12,588
Accounts payable and accrued expenses	2,954	4,975
Derivative instruments:
Related party	17,293	3,205
Others	5,647	2,984
Contract termination liability, current	435	—
Restructuring charge, current	300	750
Other current liabilities	35	52

Total current liabilities	26,664	24,554
Notes payable, including accrued interest and net of related discount, related party	20,385	93
Derivative instrument, related party	11,166	4,591
Deferred revenue	31,535	11,494
Deferred lease liability and other liabilities	46	82

Total liabilities	89,796	40,814

Commitments and contingencies	—	—
Stockholders’ deficit:
Preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding-none	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued 52,178,834 shares (51,889,102 outstanding) in 2010 and 42,360,133 shares (42,070,401 outstanding) in 2009	522	424
Additional paid-in capital	401,853	392,335
Accumulated deficit	(480,943)	(424,034)
Common stock held in treasury, at cost; 289,732 shares	(3,952)	(3,952)

Total stockholders’ deficit	(82,520)	(35,227)

Total liabilities and stockholders’ deficit	$7,276	$5,587